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                      April 23, 2024

       Raymond Ming Hui Lin
       Chief Executive Officer
       CLPS Incorporation
       Unit 1000, 10th Floor, Millennium City III
       370 Kwun Tong Road, Kwun Tong, Kowloon
       Hong Kong SAR

                                                        Re: CLPS Incorporation
                                                            Form 20-F for
Fiscal Year Ended June 30, 2023
                                                            File No. 001-38505

       Dear Raymond Ming Hui Lin:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Disclosure Review Program
       cc:                                              Rongwei Xie